Exhibit 5.1

Opinion re Legality

[LETTERHEAD OF YORAM L. COHEN, ASHLAGI, ESHEL]

Tel-Aviv, July 27, 2010

D. Medical Industries Ltd.

7 Zabotinsky St.

Moshe Aviv Tower

Ramat-Gan 52520

Israel

Ladies and Gentlemen:

D. Medical Industries Ltd., a company organized under the laws of the State of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-1 (Registration No. 333-165488), as amended (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 3,136,364 of its ordinary shares, par value NIS 0.32 per share (the “Shares”) including up to 409,091 Shares if Rodman & Renshaw, LLC and ThinkEquity LLC (the “Underwriters”) exercise their over-allotment option. The Company has also agreed to issue to the Underwriters warrants to purchase, in the aggregate, up to 136,364 ordinary shares, par value NIS 0.32 per share, of the Company in the form attached to the Registration Statement as exhibit 4.2 (the “Warrants”).

As special Israeli counsel to the Company in connection with the offering of the Shares under the Registration Statement, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Shares to be issued and sold by the Company, as contemplated by the Prospectus included in the Registration Statement, are duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable; and (ii) when the Warrants are duly executed and delivered by the Company to the Underwriters, the Warrants are valid and binding obligation of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus which is a part of the

Opinion re Legality

Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Yoram L. Cohen, Ashlagi, Eshel

Yoram L. Cohen, Ashlagi, Eshel,

Advocates